EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Duff Anderson Solebury Communications Group 678-421-3800 IR@primedia.com

PRIMEDIA REPORTS THIRD QUARTER 2009 RESULTS
– Announces Regular Quarterly Dividend –

ATLANTA (Nov. 5, 2009) – PRIMEDIA Inc. (NYSE: PRM), a leading provider of Internet, print and mobile solutions to help consumers find a place to live, today reported results for the quarter ended September 30, 2009.

Third Quarter Highlights

•	Total revenue of $63.0 million, a $13.4 million decrease compared to third quarter 2008, primarily due to lower New Homes and DistribuTech revenue.
•	Apartments division revenue of $51.7 million, a $1.9 million decrease compared to third quarter 2008, primarily due to declines in sales of premium print advertising.
•	Adjusted EBITDA of $17.0 million, a $2.1 million decrease compared to third quarter 2008; Adjusted EBITDA margin increased to 27.0% from 25.0% for third quarter 2008.
•
Income from Continuing Operations decreased $3.0 million to $5.7 million, or $0.13 per common share, primarily due to lower revenue and an increase in provision for income taxes of $2.0 million, partially offset by cost and expense reductions of $12.4 million.

•	Net Income of $3.7 million, or $0.08 per common share.

Adjusted EBITDA is a non-GAAP financial measure that is described and reconciled to the corresponding GAAP measure in the accompanying Financial Tables.

“During the third quarter, we continued to focus on areas of our business that we can control in this challenging economic environment,” said Charles Stubbs, president and CEO of PRIMEDIA. “Apartment Guide, our largest business, saw a revenue decline over the quarter as higher national unemployment rates and lower effective rents led apartment owners to reduce spending on our premium print products. Yet, despite this environment, Apartment Guide and Rentals.com again achieved gains in customer count and expanded markets. This leaves us well positioned for an eventual turn in the economy. The ongoing weakness in residential real estate sales continued to adversely impact our New Homes and DistribuTech businesses, which contributed to a decline in total revenue.

“We continued to implement permanent reductions in our cost structure and make significant strides in improving the efficiency and effectiveness of our organization. As of the end of the quarter, we achieved a $20 million operating expense reduction from our 2008 operating expense base, and we are now expecting to see at least $25 million in reductions for the full year. Our cost reductions have been part of a permanent streamlining of our organization that is enabling us to aggressively evolve with a changing media landscape by building upon our historical position as the leading print solution for consumers and our advertisers to become the leading online and mobile vertical search network of websites in our space.

“We made significant progress toward this goal in the third quarter as we expanded content, gained consumer traffic – ranking #2 among all apartment vertical search websites for each of July, August and September* – and produced millions of quality leads for our advertisers. The total number of leads we produced for our advertisers has grown year over year, and two-thirds of our leads are now generated through our websites and mobile applications.

“PRIMEDIA has a strong financial foundation, and we remain committed to managing our businesses with focused discipline, while investing in innovative growth opportunities to enhance long-term shareholder value,” added Mr. Stubbs.

Third Quarter Revenue and Operations

Apartments – Apartment Guide, ApartmentGuide.com, Rentals.com and RentalHouses.com
The Apartments division, representing approximately 93% of third quarter 2009 advertising revenue, declined by 3.6% to $51.7 million from $53.6 million in the third quarter of 2008. Apartment Guide, including ApartmentGuide.com, increased customer count and grew the number of apartment community listings, while revenue declined 3.5% primarily due to declines in sales of premium print advertising. Apartment Guide clients generally continue to struggle with a weakened national economy and, at present, are more focused on total spending than on ROI. Overall, this has resulted in reduced spending on the Company’s premium print products. Revenue from the Company’s online single-unit real estate rental product line, Rentals.com, decreased by 5.2% compared to the third quarter of 2008, primarily due to a decrease in paid listings through the self-provisioning feature of its websites, partially offset by an increase in the number of listings generated from property managers.

For the remainder of the year, the Company is focused on continuing to grow its customer count in Apartments, while enhancing the product portfolio. The Company will continue to increase its investment in search engine optimization and marketing compared to the prior year. The Company currently anticipates that Apartments division revenue for full year 2009 is likely to be down 2 - 3% year over year.

New Homes – NewHomeGuide.com, AmericanHomeGuides.com
Revenue from New Homes, representing approximately 7% of third quarter 2009 advertising revenue, declined by 56.0% to $4.1 million from $9.3 million in the third quarter of 2008. The U.S. economy, particularly as it affects the residential real estate sales industry, continues to adversely impact this business. The revenue decline was due to reductions in the number of new home community listings and revenue per community.

The Company anticipates continued pressure on this business for the foreseeable future and remains focused on reducing costs for this business to offset expected revenue losses and maintaining close relationships with its advertising clients to best position this business for opportunities as macroeconomic conditions improve. The Company currently expects full-year percentage decline in revenue for this business compared to 2008 to be approximately 53 - 54%.

DistribuTech
DistribuTech, the Company’s distribution operation, generated revenue of $7.2 million, compared to $13.5 million in the third quarter of 2008, a 46.3% decline. This decline was primarily due to the ongoing impact of lost business from third-party customers, who are scaling back or ceasing to publish resale home and automotive and employment classifieds publications or providing an Internet-only product and a decrease in the average revenue per pocket due to continued decline in demand.

*Monthly rankings of the Company’s Apartments/Rentals Family of Sites according to comScore Media Metrix

For the remainder of the year, the Company intends to continue to reduce the cost structure of this business to offset, in part, expected revenue losses. The Company currently expects full-year percentage decline in revenue for this business compared to 2008 to be approximately 37 - 38%.

Other Third Quarter Financial Highlights

Operating Expenses
The decrease in Operating Expenses by 19.7% to $46.0 million was driven primarily by reductions in Distribution and Circulation, Cost of Sales, General and Administrative, and Marketing and Selling. This reflects the continued results of various cost-cutting initiatives, including reformatting print guides, distribution optimization and position eliminations, partially offset by an incremental increase in spending for Internet product development and SEM (search engine marketing) of $2.2 million. The total net expense savings from the cost-cutting initiatives were previously targeted to be at least $20.0 million compared to the 2008 operating expense base. The Company now expects that these initiatives will generate at least $25.0 million in savings during 2009.

Adjusted EBITDA
Total Adjusted EBITDA decreased 11.1% to $17.0 million from $19.1 million in the third quarter of 2008. This decline was driven primarily by a decrease in revenue of $13.4 million and a $2.2 million increase in spending for Internet product development and SEM. This was partially offset by lower operating expenses.  Adjusted EBITDA as a percentage of total net revenue increased to 27.0% from 25.0% in the third quarter of 2008 and from 20.9% in the second quarter of 2009.

Income and Earnings per Share from Continuing Operations
Income from continuing operations decreased to $5.7 million from $8.7 million in the third quarter of 2008. Diluted earnings per share from continuing operations decreased $0.07 to $0.13 from $0.20 in the third quarter of 2008. These decreases were primarily due to lower revenue of $13.4 million and an increase in provision for income taxes of $2.0 million, partially offset by cost and expense reductions of $12.4 million.

Net Income
Net income decreased $8.2 million to $3.7 million, compared to $12.0 million in the third quarter of 2008. This reduction was due to lower income from continuing operations and a $5.3 million decrease in income from discontinued operations, net of tax.

Free Cash Flow and Capital Expenditures
Free cash flow was $9.6 million, compared to $16.4 million for the third quarter of 2008. This change was primarily due to $6.7 million for insurance and tax reimbursements for legacy and divested activities during the third quarter of 2008. The Company invested $3.1 million in capital expenditures, compared to $2.1 million in the third quarter of 2008. Free cash flow is a non-GAAP financial measure that is described and reconciled to the corresponding GAAP measure in the accompanying Financial Tables.

Balance Sheet
As of September 30, 2009, the Company’s cash and cash equivalent balance was $8.0 million, versus $23.4 million as of September 30, 2008. The Company had debt, net of cash, of $224.4 million at September 30, 2009, compared to net debt of $239.2 million at September 30, 2008.

Dividend
The Board of Directors of the Company has authorized a regular quarterly cash dividend of $0.07 per share of common stock, payable on December 2, 2009, to stockholders of record on November 16, 2009. The Company currently expects to continue to pay a regular quarterly dividend.

Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 10:00 A.M. Eastern time. The call can be accessed live over the phone by dialing 1-877-941-8418 or for international callers, 1-480-629-9809. The passcode is 4171912. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at 1-800-406-7325 in the U.S. or 1-303-590-3030 if you are outside the U.S. The replay ID is 4171912. The recorded version will be available shortly after the completion of the call until midnight, Eastern time, November 12, 2009.

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About PRIMEDIA Inc.
PRIMEDIA Inc. helps millions of consumers nationwide find a place to live through its innovative Internet, print and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, Rentals.com and NewHomeGuide.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property managers, landlords, new home builders and real estate professionals. For more information, visit www.primedia.com.

Forward-looking Statements
This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, general economic trends and conditions and, in particular, related adverse trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; the implementation and results of the Company’s ongoing strategic and cost-cutting initiatives; the demand by customers for the Company’s premium products and services; and expenses or adverse results from litigation. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of November 5, 2009. The Company undertakes no duty to update or otherwise revise the information contained in this release.

PRIMEDIA, Apartment Guide, ApartmentGuide.com, Rentals.com, RentalHouses.com and NewHomeGuide.com are trademarks and/or registered trademarks of PRIMEDIA Inc. Other company names and products may be trademarks of other companies.  © PRIMEDIA Inc. 2009. All rights reserved.

Financial Tables follow

PRIMEDIA Inc.
Financial Tables (Unaudited)
($ in millions, except per share amounts)(A)

Operational Data (Including Reconciliation of Adjusted EBITDA to Net Income)
	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2009		2008		2009		2008

Revenue, Net:
Apartments	$51.7		$53.6		$155.6		$158.0
New Homes	4.1		9.3		14.8		31.5
Total Advertising Revenue	55.8		62.9		170.4		189.5
Distribution	7.2		13.5		26.3		41.2
Total Revenue, Net	$63.0		$76.4		$196.7		$230.7

Cost of Goods Sold	$5.6		$8.0		$18.1		$24.9
Marketing and Selling	18.8		17.7		59.2		57.3
Distribution and Circulation	13.0		21.4		48.0		64.1
General and Administrative Expenses	8.6		10.2		29.3		37.5
Total Operating Expenses	$46.0		$57.3		$154.6		$183.8

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization
and Other Credits (Charges) (B) (Adjusted EBITDA) (C)	$17.0		$19.1		$42.1		$46.9

Depreciation and Amortization of Property and Equipment	(3.1)		(3.8)		(10.0)		(10.4)
Amortization of Intangible Assets	(0.6)		(0.6)		(1.9)		(2.0)
Non-Cash Compensation	(0.3)		(1.1)		(1.2)		(1.4)
Provision for Restructuring Costs	0.1		(0.2)		(25.6)		(1.9)
Interest Expense	(3.9)		(4.7)		(12.4)		(14.6)
Amortization of Deferred Financing Costs	(0.2)		(0.2)		(0.7)		(0.7)
Other (Expense) Income, Net	(1.2)	(D)	0.3		5.3	(D)	0.8
Income (Loss) Before (Provision) Benefit for Income Taxes	7.8		8.8		(4.4)		16.7

(Provision) Benefit for Income Taxes	(2.1)		(0.1)		1.4		(2.4)

Income (Loss) from Continuing Operations	5.7		8.7		(3.0)		14.3

Discontinued Operations	(2.0)	(E)	3.3	(E)	(4.7)	(E)	13.2	(E)
Net Income (Loss)	$3.7		$12.0		$(7.7)		$27.5
Basic and Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.13		$0.20		$(0.07)		$0.32
Discontinued Operations	(0.05)		0.07		(0.10)		0.30
Net Income (Loss)	$0.08		$0.27		$(0.17)		$0.62

Basic Common Shares Outstanding (weighted-average)	44,146,959		44,175,009		44,117,064		44,173,820

Diluted Common Shares Outstanding (weighted-average)	44,167,675		44,188,562		44,117,064		44,193,870

Capital Expenditures, net	$3.1		$2.1		$7.7		$7.9

Balance Sheet Data

	At September 30,	At December 31,	At September 30,
	2009	2008	2008

Cash and cash equivalents	$8.0	$31.5	$23.4
Total debt, including current maturities	$232.3	$261.8	$262.6
Common shares outstanding	44,146,959	44,188,550	44,175,009

Reconciliation of Free Cash Flow to Cash Provided By Operating Activities

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$12.9	$18.7	$17.9	$4.0

Additions to property and equipment	(3.1)	(2.1)	(7.7)	(7.9)
Capital lease payments	(0.2)	(0.2)	(0.5)	(0.3)

Free Cash Flow (F)	$9.6	$16.4	$9.7	$(4.2)

Supplemental information:

Cash paid for interest (including interest on capital leases and restructured contracts)	$3.8	$5.2	$12.7	$14.6

Cash (refunded) paid for taxes, net	$(1.4)	$(5.5)	$(19.6)	$11.4

(A) Slight variations due to rounding.

(B) Other credits (charges) include non-cash compensation and provision for restructuring costs.

(C)  Use of the Term Adjusted EBITDA - Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other.  The Company believes that adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These operating performance results are used by the Company’s chief operating decision maker to make decisions about resource allocation and to assess performance.

Adjusted EBITDA is not intended to be, and should not be considered as, an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate adjusted EBITDA in an identical manner, and, therefore, it is not necessarily comparable between companies.

(D) During the three and nine months ended September 30, 2009, the Company recorded an other-than-temporary impairment charge of approximately $1.5 million. During the nine months ended September 30, 2009, the Company sold certain cost-method investments for cash and recorded a corresponding gain of $2.3 million.  During the nine months ended September 30, 2009, the Company retired $14.0 million in long-term debt, resulting in a net gain of $3.6 million.  During the three months ended September 30, 2009, there were no sales of cost-method investments or retirement of long-term debt.

(E) For the three and nine months ended September 30, 2009, the Company recognized an estimated tax benefit of $0.3 million and $0.6 million, respectively, in discontinued operations.  For the three and nine months ended September 30, 2008, the Company recognized an estimated tax benefit of $4.4 million and $16.8 million, respectively, in discontinued operations, primarily as a result of its ability to carry back a projected 2008 net operating loss (for tax purposes) against taxes paid on a portion of the 2007 gain on divestures of certain subsidiaries.

(F)  Use of the Term Free Cash Flow - Free cash flow is defined as net cash provided by (used in) operating activities, adjusted for additions to property and equipment, and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of free cash flow enables the Company’s chief operating decision maker to make decisions based on the Company’s cash resources.  The Company believes that free cash flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments and pay dividends.

Free cash flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free cash flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define free cash flow in an identical manner, and, therefore, it is not necessarily comparable between companies.